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                                   Exhibit 99


                                   MINUTES OF
                   BANK ONE CORPORATION STOCKHOLDERS' MEETING
                             TUESDAY, MAY 16, 2000

A meeting of the stockholders of BANK ONE CORPORATION was held at 1 Bank One Plaza, Bank One Auditorium, Chicago, Illinois, at 9:30 a.m. on May 16, 2000. James Dimon, Chairman of the Board and Chief Executive Officer, called the meeting to order. Christine A. Edwards, Executive Vice President, Chief Legal Officer and Secretary, acted as secretary of the meeting.

The Chairman introduced Verne G. Istock, President of the Corporation, and Mrs. Edwards. The Chairman then introduced the directors of the Corporation.

The Secretary explained the meeting guidelines and stated that voting on substantive matters would be by written ballot, and that stockholders who had previously submitted their proxy cards would have their voting instructions carried out by the appointed proxies. The Secretary introduced the proxies-- Timothy P. Moen and Susan S. Moody. The Secretary stated that Peter Sablich and Diane S. Calcagno had been appointed Inspectors of Election by the Board of Directors.

The Secretary reported that notice of the meeting had been sent to all stockholders of record as of the record date, March 17, 2000, and that in excess of 994 million shares were represented at the meeting in person or by proxy, which constituted a quorum. The Secretary reported that an alphabetical list of stockholders entitled to vote was present and available for inspection and that the list had been available for the ten days preceding the meeting.

The Secretary stated that the polls for voting had been open since the mailing of the Proxy Statement on April 10, 2000, and would close after discussion of all proposals to be voted upon at the meeting at the time the ballots were called to be delivered to the Inspectors of Election.

The Secretary indicated that the meeting was being videotaped and a transcript of the proceedings was being made.

The Chairman declared the meeting properly constituted, duly organized and ready for business.

On motion duly made, seconded and adopted, a reading of the minutes of the last meeting of stockholders was waived.

The Secretary indicated she would entertain a motion for the election of twenty Director nominees for a term of one year. On motion duly made and seconded, the following persons were nominated to serve as directors for a term expiring at the Annual Meeting of Stockholders in the year 2001 and until their successors are duly elected and have qualified:

             William P. Boardman      John W. Kessler
             John H. Bryan            Richard A. Manoogian
             Siegfried Buschmann      William T. McCormick, Jr.
             James S. Crown           Thomas E. Reilly, Jr.
             James Dimon              John W. Rogers, Jr.
             Bennett Dorrance         Thekla R. Shackelford
             Maureen A. Fay, O.P.     Alex Shumate
             John R. Hall             Frederick P. Stratton, Jr.
             Verne G. Istock          John C. Tolleson
             Laban P. Jackson, Jr.    Robert D. Walter

  The Secretary stated that no additional nominations of directors had been made on a timely basis pursuant to the Corporation's Certificate of Incorporation and, accordingly, the nominations were closed. After discussion, the Secretary requested that stockholders complete their ballots as to the above nominees.


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  The Secretary indicated she would entertain a motion for a vote on the stockholder proposal set forth on pages 21 and 22 of the Proxy Statement. A motion was duly made and seconded for a vote on the following proposal:

     RESOLVED: That the stockholders of BANK ONE CORPORATION, assembled in annual meeting in person and by proxy, hereby request the Board of Directors take the needed steps to hire an investment banking firm to sell the Corporation.

  After discussion, the Secretary requested that stockholders complete their ballots as to the stockholder proposal.

  The Secretary requested stockholders holding ballots to pass them to the ushers for delivery to the Inspectors of Election. After delivery of the ballots, at 9:55 a.m., the Secretary stated that the polls were closed.

  Next, the Secretary announced the results of the matters voted on at the meeting. The final results were as follows:

     Each of the twenty Director nominees received a favorable vote of at least 97.07% of all shares present and entitled to vote.

     The votes in favor of the stockholder proposal were 5.035% of the shares present and entitled to vote.

  Accordingly, each of the twenty Director nominees was properly elected a Director to hold office until the Annual Meeting of Stockholders in the year 2001, and the stockholder proposal did not pass.

  Thereafter, on motion duly made, seconded and adopted, the meeting was adjourned at 10:00 a.m.


                                             /s/ James Dimon
                                     ----------------------------
                                                Chairman



    /s/ Christine A. Edwards
 ------------------------------
          Secretary